EXHIBIT 99.1

CSG Names Brian Shepherd President & CEO; Bret Griess Steps Down

Greenwood Village, CO –August 31, 2020 — CSG® (NASDAQ: CSGS) today announced that Bret Griess, president and chief executive officer of the company has shared his plans to step down at the end of the year, following nearly 25 years of service with the company.  Brian Shepherd, executive vice president and group president has been selected to succeed Griess as president and chief executive officer of the company, effective January 1, 2021.  In addition, Shepherd will be appointed to the Board on the same date.

“On behalf of the Board, I want to thank Bret for his significant contributions and dedicated years of service to CSG,” said Don Reed, chairman of the Board of Directors.  “Under Bret’s leadership, the company became more market and customer-focused, a leader in revenue management and cloud payments solutions, and created a culture that fosters innovation. His and his leadership team’s execution on these and other strategic initiatives enabled the company to grow its revenues and earnings, creating long-term shareholder value.

“We are delighted with the selection of Brian as our next president and chief executive officer,” said Reed.  “Brian has a proven record of driving profitable revenue growth by creating a vision and strategy that brings teams together.  At CSG, he has demonstrated that he thrives in a dynamic environment and has helped create a strong culture that is values-based and results focused.   He is the right person to lead CSG into its next phase of growth.”

“I’m pleased to have been a part of and lead a team over the years that has built a sustainable, relevant and resilient company by delivering value to our key stakeholders---employees, customers and shareholders,” said Griess.  “Over the past five years we have returned the company to a growth-mindset while continuing to be true to our values.”

“Bret set out several years ago to build a strong, dynamic team that could advance CSG’s value and position in the market,” said Shepherd.  “I am honored to help continue the momentum generated by our senior leadership team and 4,600-plus employees around the world.  Good things will happen for our customers and shareholders as we continue to help our customers solve their biggest business challenges.”

Shepherd, 52, joined CSG in 2016 and has helped accelerate the growth and strategic direction of the company’s global business, leading CSG’s profit and loss organization.  Prior to joining CSG, he held a variety of executive roles with companies such as TeleTech, Amdocs, DST Innovis and McKinsey & Company.

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About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including AT&T, Charter Communications, Comcast, DISH, Eastlink, Formula One, MTN and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn and Twitter.

Copyright © 2020 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contacts:

Brad Jones

Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

David Banks

Investor Relations

CSG

+1 (303) 200-3127

david.banks@csgi.com